                                                                                                           Exhibit 10.30
CONFIDENTIAL

IOMEGA CORPORATION
10955 Vista Sorrento Parkway, Suite 300
San Diego, CA 92130

February 24, 2006

Jonathan Huberman

Dear Jonathan:

On behalf of the Iomega Board of Directors, I write to offer you the position of Chief Executive Officer of Iomega reporting to the Board of Directors. As CEO, you will be Iomega’s strategic and operational leader. We expect you to devote your entire business time, attention and energies to the business and interests of Iomega. We would like you to start immediately.

Following are the terms and conditions of your employment.

Base Salary

Your Base Salary for the balance of 2006 and for calendar year 2007 will be at the rate of $500,000 per year, payable in monthly installments, subject to withholding taxes and other normal deductions and Iomega’s standard payroll policies.

Bonus for 2006

For 2006, you will receive a bonus equal to 100 percent of your Base Salary for 2006 and payable 50 percent when you undertake your duties as CEO and 50 percent at yearend.

Bonus for 2007 and Future Years

For 2007 and future years, your bonus will be determined by the Board of Directors based on goals and criteria determined by mutual agreement of you and the Board and may vary from zero percent to 200 percent of your then annual Base Salary.

Stock Options

When you undertake your duties as CEO, you will be granted an option to purchase 400,000 shares of Iomega common stock at an exercise price equal to the Fair Market Value per share on the date of grant. Fair Market Value is the closing price of Iomega stock on the New York Stock Exchange on the day preceding the date of grant. Each such option shall be exercisable and shares subject thereto shall vest as follows: 12.5 percent on the date of grant and

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February 24, 2006

an additional 25 percent on each of the first, second and third anniversaries of the date of grant and an additional 12.5% on the fourth anniversary of the date of grant. Each such option shall be subject to a stock option agreement containing requirements regarding confidentiality, non-solicitation and non-competition.

Benefits

Iomega provides a comprehensive program of employee benefits, including:

•	Medical expense protection, including hospitalization, major medical and dental coverage

•	401(k) retirement savings plan

•	Vacation and Holidays

•	Participation in the Executive Life Insurance Program at two times annual Base Salary, subject to medical underwriting

•	Participation in the Executive Long-Term Disability Program

•	Participation in the Executive Tax Planning Services provided by Price Waterhouse

Termination Payment

Your employment with the Company is on an “at will” basis, which means that either you or Iomega may terminate the employment relationship at any time for any reason or for no reason and with or without advance notice. However, if the Company terminates your employment without “cause,” if you sign a release in favor of the Company (in a form acceptable to the Company) and provide all reasonably requested assistance and cooperation during the period subsequent to the termination of your duties, the Company will

•	continue to pay you your then Base Salary (prorated and payable monthly) for a period of 12 months following the date of your termination;

•

pay you a pro-rated portion of your target bonus award for the year in which such termination occurs, so that if (for example) you worked three months you would receive 3/12 of the target bonus for the year (this payment shall be spread over the 12 months following your termination, but shall not be subject to mitigation based on your receiving other employment during those 12 months); and

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February 24, 2006

•

continue to provide you the benefits described above (taxes shall be your responsibility) until the earlier of (i) 12 months following the date of your termination and (ii) the date that you commence a new employment relationship;

provided, however, that if you become employed or otherwise engaged in gainful employment during the 12-month period following your termination, 50 percent of the amount that you obtain from such employment will be applied against and reduce the post-employment termination payments payable by Iomega; provided, further, that notwithstanding the application of such mitigation payments, Iomega shall be obligated to pay you a minimum of six months of your then Base Salary and 50 percent of your target incentive award.

For purposes of this agreement, “cause” for termination shall be deemed to exist upon (a) a good-faith finding by Iomega’s Board of Directors of (i) your failure to perform your assigned duties for Iomega, after written notice furnished to you by Iomega of such failure and your failure or inability to remedy the same within 30 days after such notice, or (ii) your dishonesty, gross negligence or misconduct, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendre by you to, any crime involving moral turpitude or any felony.

Mitigation

You agree that, if you are terminated without cause, you will engage in diligent and reasonable efforts to seek other employment so as to mitigate, in part, the amount of payments which Iomega is required to pay you, as set forth under “Termination Payment” above.

Other Agreements

You agree that your service as a director of Iomega will automatically terminate, without any further action by you or Iomega, upon the date that you cease to be the CEO of Iomega, unless the Board of Directors and you otherwise agree.

As a condition of your employment, you will be required to sign and deliver Iomega’s standard form of agreement regarding confidentiality, non-competition and non-solicitation. In addition, Iomega will offer you the opportunity to enter into Iomega’s standard form of Executive Retention Agreement for its executive officers, which provides certain rights and benefits in the event of a change in control or Iomega.

The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter. Additionally, it is Iomega’s policy that all employees successfully pass a drug screen at an Iomega-approved facility prior to beginning employment. The actual test date is at Iomega’s discretion.

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February 24, 2006

You represent that you are not bound by the terms of any employment contract, restrictive covenant or other agreement or restriction preventing you from accepting employment with or carrying out your responsibilities for Iomega as contemplated.

This letter and the related agreements shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule, and supersede any prior understandings or agreements, whether oral or written, between you and Iomega. This letter may not be amended or modified except by an express written agreement signed by you and an authorized officer of Iomega.

We are looking forward to your joining Iomega. If this letter correctly sets forth the terms under which you will be employed by Iomega, please sign the enclosed duplicate original copy of this letter and return it to me, whereupon this letter shall constitute a binding agreement between you and Iomega with respect to the subject matter set forth herein. The date you sign this agreement, as set forth below, will constitute your employment commencement date.

IOMEGA CORPORATION

By:__/s/ Stephen N. David___________________
Stephen N. David, Chairman

Accepted and Agreed to this
____24th day of February, 2006

__/s/ Jonathan Huberman______________
Jonathan Huberman

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